THE GAP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE


                                               Thirteen Weeks Ended
                                       May 4, 1996           April 29, 1995

Net earnings ($000)                       $ 81,573                 $50,113

Weighted average shares of
common stock outstanding
during the period                      288,010,684             287,744,200

Add incremental shares
from assumed exercise of stock
options (primary)                        3,314,299                 334,224

                                       291,324,983             288,078,424

Primary earnings per share             $      0.28             $      0.17

Weighted average shares of
common stock outstanding
during the period                      288,010,684             287,744,200

Add incremental shares from
assumed exercise of stock
options (fully-diluted)                  3,808,505                 334,158

                                       291,819,189             288,078,358

Fully-diluted earnings
per share                              $      0.28             $      0.17




NOTE:
  (1) The information provided above is presented in accordance with Regulation S-K, Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. The information in this exhibit is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average share bases is less than 3%.

  (2) All share and per share data have been restated to reflect the 2-for-1 split of common stock in the form of a stock dividend effective April 10, 1996.